As filed with the Securities and Exchange Commission on November 28, 2023

Registration No. 333-75580

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S‑11

FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

HERSHA HOSPITALITY TRUST
(Exact Name of Registrant as Specified in Its Charter)

44 Hersha Drive
Harrisburg, PA 17102
(717) 236-4400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nolen Taylor
c/o KSL Capital Partners VI, L.P.
100 Saint Paul Street, Suite 800
Denver, Colorado 80206
(720) 284-6400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

William B. Brentani
Daniel N. Webb
Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, California 94304
(650) 251-5000

Approximate date of commencement of proposed sale to the public: Not applicable

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933\, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post‑effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non‑accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-11 of Hersha Hospitality Trust, a Maryland real estate investment trust (the “Registrant”) (File No. 333-75580) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission on December 20, 2001, registering 2,000,000 shares of the Priority Class A Common Shares of the Registrant to be offered from time to time by the Registrant.

On November 28, 2023, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 27, 2023, by and among the Registrant, Hersha Hospitality Limited Partnership, a Virginia limited partnership and a subsidiary of the Registrant (“Company OP”), 1776 Portfolio Investment, LLC, a Delaware limited liability company (“Parent”), 1776 Portfolio REIT Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“REIT Merger Sub”) and 1776 Portfolio OP Merger Sub, LP, a Virginia limited partnership and subsidiary of Parent (“OP Merger Sub”), (i) OP Merger Sub was merged with and into Company OP (the “Partnership Merger”) and (ii) immediately following the Partnership Merger, the Registrant was merged with and into REIT Merger Sub (the “Company Merger” and together with the Partnership Merger, the “Mergers”).

As a result of the Mergers, the Registrant has terminated all offerings pursuant to the above referenced Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities registered under such Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on November 28, 2023.

HERSHA HOSPITALITY TRUST

By:	/s/Nolen Taylor
Name:	Nolen Taylor
Title:	Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.